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                                                                    Exhibit 23.1


                         Consent of Independent Auditors

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 27, 2003, in the Registration Statement (Form S-3, No. 333-99673) and related Prospectus of Electric Fuel Corporation for the registration of 12,606,151 shares of its Common Stock and to the incorporation by reference therein of our report with respect to the consolidated financial statements of the Company included in its Annual Report (Form 10-K), as amended, for the year ended December 31, 2002, filed with the Securities and Exchange Commission.



                                                Kost, Forer & Gabbay
                                                A member of Ernst & Young Global

Tel-Aviv, Israel
April 16, 2003

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